Exhibit 10.4
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (“Agreement”) is by and between BWX Technologies, Inc. (the “Company”) and ___________________ (“Executive”).
The Company considers it essential to the interests of the Company’s stockholders to secure the continued employment of key management personnel. The Board of Directors of the Company recognizes that the possibility of a Change in Control (as defined in Exhibit A to this Agreement) exists and that the uncertainty this raises may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. In order to encourage the continued attention and dedication of key management personnel, this Agreement is being entered into by the Company and Executive.
The Company and Executive agree as follows:
1.Definitions: Capitalized terms are defined in Exhibit A to this Agreement.
2.Severance Benefits:  If Executive experiences a Covered Termination, Executive will be entitled to the following payments and benefits set forth below; provided that the benefits described in Sections 2(b), (c), (d), (e) and (f) shall only be payable if the Executive executes a waiver and release in the form attached as Exhibit B to this Agreement, which releases the Company and its affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to Executive’s employment with or termination of employment from the Company or any of its affiliates (except for amounts to which Executive is legally entitled pursuant to employee benefit plans, Executive’s right to enforce this Agreement and rights to insurance coverage or indemnification) (the “Release”), which Release is not revoked within the time period provided therein, and the executed Release is delivered to the Company no later than forty-five (45) days after the effective date of the Covered Termination.
(a)Accrued Benefits. The Accrued Benefits, payable within sixty (60) days after the effective date of the Covered Termination, or such earlier time as may be required by applicable law.
(b)SERP and ERSP. As of the effective date of the Covered Termination, a fully vested and non-forfeitable interest in Executive’s account balance in the SERP and ERSP (as applicable), payable in accordance with the terms of the SERP and/or ERSP, as applicable.
(c)Unvested Equity Awards. As of the effective date of the Covered Termination, unless otherwise settled in accordance with the provisions of Section 4 of this Agreement and the plans and agreements referred to therein, a fully vested and non-forfeitable interest in any outstanding unvested equity awards granted on Company Shares (“Equity Awards”), to be vested and, in the case of restricted stock units, settled, in any such case within the 60th day after the effective date of the Covered Termination; provided that no such Equity Award that is subject to Code Section 409A will be paid on a date earlier than is provided in the applicable Equity Award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Code Section 409A; provided further that any performance-based Equity Awards shall be settled with respect to the number of Company

Shares earned based on the target rate of performance applicable to such award. In addition, any Equity Awards that are vested (including as a result of the foregoing provision) options to purchase Company Shares that Executive holds as of the effective date of the Covered Termination will remain exercisable through the expiration of the original term of such option.
(d)Severance Payment Based on Salary. An amount equal to [2.99] [2] [1] times the sum of Executive’s (x) Salary plus (y) the product of (1) Salary and (2) Target Bonus Percentage, paid in a lump sum in cash within sixty (60) days after the effective date of the Covered Termination.
(e)Severance Payment Based on Bonus.
(1)Covered Termination Performance Year. An amount equal to the product of (A) the Salary and (B) the Target Bonus Percentage, with the product of (A) and (B) prorated based on the number of days Executive was employed during the bonus year in which Executive’s Covered Termination occurs, paid in a lump sum in cash within sixty (60) days after the effective date of the Covered Termination.
(2)Prior Performance Year. If a bonus for the prior calendar year has not been paid under the Bonus Plan as of the effective date of the Covered Termination, then Executive will be entitled to the actual amount of the bonus determined under the Bonus Plan for such prior calendar year (such amount to be determined without the exercise of any downward discretion), paid in a lump sum in cash at the same time such bonus is paid to other Bonus Plan participants.
(f)Health Care Benefits. An amount equal to three (3) times the full annual cost that is payable by Executive for continuation of coverage for medical, dental and vision benefits elected by Executive for him/herself and his/her eligible dependents under COBRA for the year in which Executive’s Covered Termination occurs, paid in a lump sum in cash within sixty (60) days after the effective date of the Covered Termination.

In no event shall the benefits provided for in Sections 2(a), (d), (e) and (f) above or any payment provided for in (c) above that is not subject to Code Section 409A be paid later than March 15th of the calendar year immediately following the calendar year in which the effective date of Covered Termination occurs. For the avoidance of doubt, in the event of a Covered Termination, in no event shall Executive be eligible for or entitled to any other severance payments or benefits under any other severance plan, program or policy maintained by the Company or any of its Affiliates.
3.Limitation on Payments and Benefits:  Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the last sentence of this Section 3 to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if it is not thereby possible to eliminate all Excess Parachute Payments under this Agreement; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants, which determination shall take into account a reasonable compensation analysis of the value of services provided or to be provided by Executive, including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to Executive (including, without limitation, those contemplated by Section 6, 7 and 8 of this Agreement).
The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3, except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Company will reduce Executive’s payment and/or benefits, to the extent required, in the following order: (i) the lump sum payment provided under Section 2(d); (ii) the lump sum payment provided under Section 2(e)(1); (iii) the lump sum payment related to Health Care Benefits provided under Section 2(f); and (iv) the accelerated vesting of equity-based awards described in Section 2(c).
4.Change in Control Equity-Based Benefits:  If a Change in Control occurs, any benefits Executive may be entitled to with respect to any equity-based compensation (including any Equity Awards) shall be determined in accordance with the applicable plans and award agreements. In the event of any conflict between the terms of any such plans or award agreement and Section 2(c) of this Agreement, the terms of such plan or award agreement shall control to the extent such plan or award agreement provides for accelerated vesting or settlement in connection with a Change in Control (either upon the occurrence of such an event or thereafter). For the avoidance of doubt, if any given equity-based compensation award agreement (i) is silent with respect to the effect of a Change in Control and the plan pursuant to which any such award agreement is granted does not contain provisions that would automatically apply to the given award or (ii) would result in fewer Equity Awards becoming vested, exercisable or settled in connection with such Covered Termination, then Section 2(c) of this Agreement shall control.
5.Internal Revenue Code 409A:
(a)Compliance. It is the intent of the parties that the provisions of this Agreement either comply with Code Section 409A and the Treasury regulations and guidance issued thereunder or that one or more elements of compensation or benefits be exempt from Code Section 409A. Accordingly, the parties intend that this Agreement be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable. The Company shall neither cause nor permit: (i) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; or (ii) any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable. A Covered Termination shall constitute an “involuntary separation from service” for purposes of Code Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.
(b)Waiting Period for Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as that term is defined in Code Section 409A) as of the effective date of the Covered Termination, then any amounts or benefits which are payable under this Agreement upon Executive’s “Separation from Service” (within the meaning of Code Section 409A), which are subject to the provisions of Code Section 409A and not otherwise exempt under Code Section 409A, and would otherwise be payable during the first six-month period following such Separation from Service, shall be paid, without interest, on the first business day that (i) is at least six months after the effective date of the Covered Termination or (ii) follows Executive’s date of death, if earlier (the “Waiting Period”). The benefits in Sections 2(a), (d), (e) and (f) and certain of the benefits in Section 2(c) are intended to be exempt from Code Section 409A under the “short-term deferral exemption” and thus the Waiting Period is not intended to apply to such benefits.
6.Confidentiality and Non-Disclosure:
(a)Executive acknowledges that pursuant to this Agreement, the Company agrees to provide to Executive Confidential Information and has previously provided Executive other such Confidential Information. In return for this and other consideration provided under this Agreement, Executive agrees that Executive will not, while employed by the Company or any Affiliate and thereafter, disclose or make available to any other person or entity, or use for Executive’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of Executive’s duties hereunder as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following Executive’s receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).
(b)Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between Executive and the Company or any other Affiliate shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority (including the U.S. Securities and Exchange Commission (the “SEC”)); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation (including with respect to the SEC). Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
7.Return of Property:  Executive agrees that at the time of leaving his or her employ with the Company or an Affiliate, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive.
8.Non-Solicitation And Non-Competition:1
(a)For consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, Executive agrees that while employed by the Company or an Affiliate and for [thirty-six (36)] [twenty-four (24)] [twelve (12)] months following a Separation from Service during the term of this Agreement, Executive shall not, without the prior written consent of the General Counsel, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Affiliates or ventures to leave the employment of the Company or any of its Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Executive had any actual contact or Confidential Information about, in any such case while employed by the Company or an Affiliate.
(b)Additionally, for consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, Executive agrees that while employed by the Company or an Affiliate and for [thirty-six (36)] [twenty-four (24)] [twelve (12)] months following a Covered Termination, Executive will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or an Affiliate or accept employment with or render services at a comparable level of responsibility to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company or an Affiliate.
(c)The restrictions contained in this Section 8 are limited to areas or territories within the United States and in any foreign country in which the Company or an Affiliate engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of Executive’s Separation from Service.
(d)Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company as
1 To be omitted to the extent not permitted by law in the applicable jurisdiction.

provided in this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, are ancillary to otherwise enforceable provisions of this Agreement, that the consideration provided by the Company gives rise to the interest of each of the Company in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information. Executive further acknowledges that a violation on Executive’s part of any of the restrictive covenants contained in Section 6 or this Section 8 of this Agreement would cause immeasurable and irreparable damage to the Company. Accordingly, Executive agrees that, in addition to any other remedy the Company may have for any such violation: (1) the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have; and (2) in addition, if the General Counsel of the Company (or other similarly situated senior executive of the Company) reasonably and in good faith determines that Executive has materially breached any of these restrictive covenants contained in this Section 8 of the Agreement during the applicable period in which they are in effect, after written notice to Executive of such determination and a ten (10) day opportunity to cure such breach (if the General Counsel determines in good faith that such breach is curable), if such breach is not so cured to the reasonable satisfaction of the General Counsel, then Executive shall be required to promptly repay all net after-tax cash amounts previously paid under this Agreement to Executive, and Executive shall forfeit any Equity Awards he or she may then hold.
9.Notices:  For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Company:

If to Executive:

or to such other address as either party may furnish to the other in writing in accordance with this Section.

10.Applicable Law:  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, but without giving effect to the principles of conflict of laws of such State.
11.Severability:  If any provision of this Agreement is determined to be invalid or unenforceable (including for the avoidance of doubt any provision (or portion thereof) of Section 6, 7 or 8 of this Agreement), then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement and all other provisions will remain in full force and effect.
12.Withholding of Taxes:  The Company may withhold from any payments under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling. Executive acknowledges that other than the Company’s obligation to withhold and remit applicable income and/or employment taxes and pay its share of any applicable payroll taxes, Executive is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments and benefits provided under this Agreement.
13.No Assignment; Successors:  Executive’s right to receive payments or benefits under this Agreement will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13 the Company will have no liability to pay any amount so attempted to be assigned or transferred. This Agreement inures to the benefit of and is enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
This Agreement is binding upon and inures to the benefit of the Company and its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate and any successor).
14.Number and Gender:  Wherever appropriate herein, words used in the singular will include the plural, the plural will include the singular, and the masculine gender will include the feminine gender.
15.Conflicts:  This Agreement, together with any valid amendment, constitutes the entire understanding of the parties with respect to its subject matter and supersedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof, including without limitation any prior Change in Control Agreement by and between the Company and Executive.
16.Amendment and Waiver:  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by any other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.Counterparts:  This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
18.Term:  The effective date of this Agreement shall commence on [Date] (“Effective Date”) and shall end on the earlier of (a) subject to extension in order to give effect to the notice and cure provisions contained in the definition of Good Reason, the thirty month anniversary of the date a Change in Control occurs, or (b) the date on which Executive experiences a Separation from Service under circumstances that do not constitute a Covered Termination; provided that terms of this Agreement which must survive the termination this Agreement in order to be effectuated (including the provisions of Sections 2, 3, 6, 7 and 8) will survive. [In the event that Executive’s position with the Company changes prior to the date a Change in Control occurs (other than at the request or suggestion of a potential acquiror of the Company), this Agreement may be unilaterally terminated by the Company, without the payment of any consideration, prior to the date of such Change in Control by resolution of the Compensation Committee of the Board of Directors of the Company, in which event Executive shall receive written notice of such termination from the Company, and following such termination, Executive shall have no further rights under or pursuant to this Agreement.]

COMPANY
By:
Name:
Title:

EXECUTIVE

By:
Name:

EXHIBIT A
Definitions
The following terms have the meanings set forth below.
“Accrued Benefits” shall mean:
i    Any portion of Executive’s Salary earned through the effective date of the Covered Termination and not yet paid;
ii    Reimbursement for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the effective date of the Covered Termination in accordance with the Company’s policies and procedures on reimbursement of expenses;
iii    Any earned vacation pay not theretofore used or paid in accordance with the Company’s policy for payment of earned and unused vacation time;
iv    If Executive participates in the Company’s financial planning program as of the date a Change in Control occurs, financial planning services through AYCO (or a successor) until the earlier of June 30 of the calendar year following the calendar year in which a Covered Termination occurs or the date such program terminates for all similarly situated employees; and
v    All other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company that do not specify the time of distribution; provided that Accrued Benefits shall not include any entitlement to severance under any severance plan or policy of the Company.
“Affiliate” means an Affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.
“Board” means the Board of Directors of the Company.
“Bonus Plan” means the Company’s Executive Incentive Compensation Plan or the Company’s Management Incentive Compensation Plan, as applicable to Executive, or any successor plan thereto.
“Cause” means:
(i)    the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or an Affiliate (occasioned by reason other than physical or mental illness or disability of Executive) after a written demand for substantial performance is delivered to Executive by the Compensation Committee of the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Compensation Committee of the Board or the Chief Executive Officer believes that

Executive has not substantially performed Executive’s duties, after which Executive shall have thirty days to defend or remedy such failure to substantially perform Executive’s duties;
(ii)    the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or
(iii)    the conviction of Executive with no further possibility of appeal for, or plea of guilty or nolo contendere by Executive to, any felony.
The cessation of employment of Executive under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Compensation Committee of the Board of Directors of the Company at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
A “Change in Control” will be deemed to have occurred upon the occurrence of any of the following:
(a)    30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company or an Affiliate, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or
(b)    Board Majority Change:  Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or
(c)    Major Mergers and Acquisitions:  Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or
(d)    Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.
For purposes of the definition of a “Change in Control”,
(1)“Person” means an individual, entity or group;
(2)“group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;
(3)“beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;
(4)“Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;
(5)“Incumbent Director” means a member of the board of directors of the Company (x) who was a director of the Company on the Effective Date of this Agreement or (y) who becomes a member of the board of directors after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;
(6) “Business Combination” means
(x)    a merger or consolidation involving the Company or its stock, or

(y)    an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;
(7)“parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries ; and
(8)“Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986 (and any successor legislation thereto).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means BWX Technologies, Inc., and, except for purposes of determining whether a Change in Control has occurred, any successor entity thereto.
“Company Shares” means shares of common stock of the Company (or any successor entity thereto).
“Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or ventures is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s or any of its Affiliate’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists.
“Covered Termination” means, during the term of this Agreement (the “Protection Period”), there occurs a termination of Executive’s employment (such that Executive ceases to be employed by the Company or an Affiliate) that is a “Separation from Service” (as defined in Code Section 409A and the Treasury regulations and guidance issued thereunder) within the 30-month period following a Change of Control (i) by the Company or an

Affiliate for a reason other than Cause and other than Executive’s Disability or (ii) by Executive for Good Reason (in either case, not including Executive’s death).
“Disability” means circumstances which would qualify Executive for long term disability benefits under the Company’s Long Term Disability Plan, whether or not Executive is covered under such plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERSP” means the BWX Technologies, Inc. Excess Retirement Savings Plan, as in effect on the Change in Control.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Good Reason” means any one or more of the following events which occurs during the Protection Period without Executive’s consent:
(a)     a material diminution in the duties or responsibilities of Executive from those applicable immediately before the date on which a Change in Control occurs;
(b)     a material reduction in Executive’s annual rate of base salary or target bonus as in effect on the Change in Control or as either of the same may be increased from time to time thereafter;
(c)    a material reduction in the amount of Executive’s annual target long-term incentive compensation opportunity (whether payable in cash, Company Shares or a combination thereof) as in effect on the Change in Control or as the same may be increased from time to time thereafter, unless such material reduction applies to all similarly situated executives of the Company and the parent corporation resulting from the Business Combination; and provided that for the avoidance of doubt, a material reduction of such annual target long-term incentive compensation opportunity shall not be deemed to occur if such opportunity becomes payable solely in cash;
or
(d)     a change in the location of Executive’s principal place of employment with the Company by more than 50 miles from the location where Executive was principally employed immediately before the Change in Control.
If any of the events described above occurs during the term of this Agreement within the 30-month period following a Change in Control (an “Event”), Executive shall give the Company written notice (the “Executive Notice”), within sixty (60) days following Executive’s knowledge of an Event, that Executive intends to terminate employment as a result. The Company shall have thirty (30) days following receipt of the Executive Notice in which to cure the Event. If the Company does not take such action within that time, the Event shall constitute Good Reason, and Executive shall have thirty (30) days following the end of such thirty (30)-day cure period to resign on the basis of such Good Reason. If Executive does not provide the Executive Notice within sixty (60) days as required above, then the Event shall not constitute Good Reason, and thereafter, for purposes of determining whether Executive has Good Reason, Executive’s terms and conditions of employment after the occurrence of the Event shall be substituted for those terms and conditions of Executive’s employment in effect immediately prior to the Change in Control.
“Restoration Plan” means the BWX Technologies, Inc. Defined Contribution Restoration Plan, as in effect on the Change in Control.
“Salary” means Executive’s annual rate of base salary as in effect immediately before the Change in Control or, if higher, in effect immediately before the first Event constituting Good Reason.
“SERP” means the BWX Technologies, Inc. Supplemental Executive Retirement Plan, as in effect on the Change in Control.
“Subsidiary” means every corporation, limited liability company, partnership or other entity of which 50% or more of the total combined voting power of all classes of voting securities or other equity interests is owned, directly or indirectly, by the Company.
“Target Bonus Percentage” means the percentage applicable to Executive to determine Executive’s target incentive award opportunity under the Bonus Plan applicable to Executive as in effect immediately before the Covered Termination or, if higher, immediately before the first Event constituting Good Reason.

EXHIBIT B
Separation and General Release Agreement

This Separation and General Release Agreement (the "Agreement") is entered into by and between, and shall inure to the benefit of and be binding upon, _______________ ("Executive") and BWX Technologies, Inc., a Delaware corporation (the "Company").

RECITALS:

1.Reference is made to the Change in Control Agreement, dated ________________, 20___ (the "CIC Agreement"), by and between the Company and Executive, which is incorporated herein by reference.
2.Execution and delivery of this Agreement by Executive is a condition to Executive's right to receive certain payments and benefits under the CIC Agreement.
3.Capitalized terms used and not defined herein shall have the meanings given to them in the CIC Agreement.

In consideration of the mutual promises and obligations set forth herein and in the CIC Agreement, the adequacy of which is hereby expressly acknowledged, Executive and the Company hereby agree as follows:

(a)Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the Releasees, as defined below, from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney's fees) that Executive has, may have or may be entitled to from or against the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive's employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Releasees (together, the "Released Claims"); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) for indemnification (including, without limitation, under the Company's organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in Executive’s capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification in respect of the period prior to the date Executive’s employment with the Company is terminated), (iii) arising from any breach or failure to perform the CIC Agreement, or (iv) that cannot be waived by law. For the sake of clarity, this Paragraph (a) shall not operate to deny Executive of any rights to coverage under the Company's directors and officers liability insurance policy, as in effect from time to time, to which Executive would otherwise be entitled. The term "Releasees" means the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.

(b) The parties intend this release to cover any and all Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Releasees, and/or by any acts or omissions of any of the Releasees' agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended ("ADEA''), the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Releasees' real or alleged waivable legal obligations to Executive as to the matters in Paragraph (a) above, with the specific exceptions noted above.

(c) The release set forth in Paragraph (a) includes a release of any claims Executive may have under the ADEA against the Releasees that may have existed on or prior to the date Executive signs this Agreement. The ADEA is a federal statute that prohibits discrimination on the basis of age. By signing this Agreement, Executive understands that Executive is waiving any and all claims arising under the ADEA that Executive may have against the Releasees up to the date Executive signs this Agreement. Executive understands that any claims under the ADEA that may arise after Executive signs this Agreement are not waived. Executive acknowledges that Executive is receiving consideration for the waiver of any and all claims under the ADEA in addition to any1hing of value to which Executive is already entitled.

(d) Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or permit to be filed any action for legal or equitable relief against the Releasees involving any matter related in any way to Executive’s employment with, or termination from employment with the Company, its predecessors, successors, assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations, including the matters covered by the Released Claims. In the event that such an action is filed, Executive agrees that the Releasees are entitled to legal and equitable remedies against Executive, including an award of attorney's fees. However, it is expressly understood and agreed that the foregoing two sentences shall not apply to any charge filed by Executive with the Equal Employment Opportunity Commission, any whistleblower tips provided to the Securities and Exchange Commission, any action for a claim arising after the date this Agreement is executed, any action for indemnification arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in Executive’s capacity as an employee or former officer or director of the Company or its Affiliates or any action filed by Executive that is narrowly limited to seeking a determination as to the validity of the release provisions of this Agreement or to enforce the terms of the CIC Agreement. Should Executive file a charge with the Equal Employment Opportunity Commission or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting relief whatsoever. For the avoidance of doubt, nothing herein shall prohibit Executive from recovering or receiving any monetary award to which Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other monetary damages, awards, or other relief to which Executive may become entitled in connection with protected whistleblower activity.

(e) Executive acknowledges that the Company and/or its Affiliates or Ventures have previously provided Executive with Confidential Information and may provide Executive with Confidential Information and that the unauthorized disclosure of such Confidential Information will result in irreparable harm to the Company and/or its Affiliates or Ventures. Executive shall not disclose or make available to any other person or entity, or use for Executive’s own personal gain, any Confidential Information. For purposes of this Agreement, the term "Venture" means an entity in which the Company or an Affiliate has a management or voting interest. Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between Executive and the Company or any other Affiliate shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority

(including the U.S. Securities and Exchange Commission (the “SEC”)); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation (including with respect to the SEC). Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

(f) In consideration of the payments and promises provided under the CIC Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the [    ] month period following the date of Executive’s termination of employment with the Company Executive will not perform any act, engage in any conduct or course of action or make or publish any adverse or untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company, the Releasees, an Affiliate or a Venture or which adversely affects or may reasonably be expected to adversely affect the best interests (economic or otherwise) of the Company, the Releasees, an Affiliate or a Venture.

(g)Nothing in this Agreement or the CIC Agreement shall be construed as a waiver of any forfeiture provisions in the Restoration Plan, the SERP or the Restoration of Retirement Income Plan for Certain Participants in the BWXT Retirement Plan (formerly, the Retirement Plan for Employees of Babcock & Wilcox Governmental Operations, referred to as the "Excess Plan").

(h)      Executive and the Company agree and acknowledge that this Agreement together with the CIC Agreement contains and comprises the entire agreement and understanding between the parties, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in this Agreement and the CIC Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Executive and a duly authorized agent of the Company. The parties further agree that this Agreement together with the CIC Agreement shall be binding on and inure to the benefit of Executive, the Company, the Company's successors, assigns, the Releasees, the Affiliates and the Ventures, each as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void.

(i) Applicable Law. The validity, interpretation, construction and performance of this Agreement together with the CIC Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, but without giving effect to the principles of conflict of laws of such State.

(j) Executive acknowledges that Executive had at least ______ (___) calendar days from the date this Agreement was first presented to Executive to consider this Agreement. By signing this Agreement, Executive agrees that the Company advised Executive in writing to consult with an attorney. Executive can only accept this Agreement by executing it during the __________(___) day period beginning on the date of Executive's Separation from Service (the "Acceptance Period") and delivering it to the attention of the Company General Counsel at ____________________ prior to 5:00 pm, Eastern Time, on the last day of the Acceptance Period. Executive has seven (7) calendar days following the date upon which Executive executes this Agreement within which to revoke this Agreement ("Revocation Period") by delivering a written notice of Executive’s revocation to the attention of the Company General Counsel at          prior to the end of the Revocation Period. This Agreement does not become effective or enforceable until the Revocation Period has expired and Executive has not revoked this Agreement.

(k) Executive represents and warrants that as of the date of Executive’s execution of this Agreement he has no knowledge of any unlawful activity by himself, the Company, the Releasees, the Affiliates or the Ventures.

(l)Miscellaneous Provisions.
(i)Executive hereby resigns from all other director and officer positions held with the Company and any other appointed or elected positions he may hold with the Company and its Affiliates and Ventures, effective on the date of Executive’s termination of employment with the Company.

(ii)Failure on the part of the Company or Executive at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party's obligations in respect thereof, or of either party's right hereunder to require strict compliance therewith in the future.

(iii)The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.

I HAVE READ THE FOREGOING RELEASE AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY ITS TERMS:

Date: ______________________________By: ________________________________